UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Hartwell Avenue

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 20, 2015, GI Dynamics, Inc. (“GI Dynamics”) announced that it is reducing headcount by approximately 46% as part of its efforts to restructure its business and expenses in response to the termination of its U.S. pivotal trial of EndoBarrier Therapy and to ensure sufficient cash remains available to establish new priorities, continue limited market development and research, and to evaluate strategic options. Following this reduction in workforce, GI Dynamics expects to have approximately 29 full-time employees. GI Dynamics estimates that it will incur aggregate charges in connection with its reduction in workforce of approximately $0.6 million for employee severance and benefit costs. Of this amount, GI Dynamics expects to record a restructuring charge of approximately $0.5 million in the third quarter ending September 30, 2015. All charges are expected to result in future cash expenditures.

GI Dynamics committed to this course of action on August 20, 2015, and expects to complete the reduction in workforce by December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: August 20, 2015	/s/ Robert Solomon
Robert Solomon
Vice President, Finance